Exhibit 99(h)(27)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, between the Ohio National Fund, Inc., on behalf of itself and its separate series listed on Schedule A (each, an “Investing Fund”), severally and not jointly, and the investment trusts listed on Schedule A, on behalf of themselves and their respective series also listed on Schedule A, severally and not jointly (each, a “Vanguard Fund” and together with the Investing Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Investing Funds, to invest in shares of other registered investment companies, such as the Vanguard Funds, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered investment companies, such as the Vanguard Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Vanguard Funds to the Investing Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;

WHEREAS, an Investing Fund may, from time to time, invest in shares of one or more Vanguard Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

WHEREAS, a Vanguard Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Vanguard Funds to an Investing Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Investing Funds and the Vanguard Funds desire to set forth the following terms pursuant to which the Investing Funds may invest in the Vanguard Funds in reliance on the Rule and the Vanguard Funds, Distributor, or Broker may sell shares of the Vanguard Funds to the Investing Funds in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on a Vanguard Fund that operates as a mutual fund (“Vanguard Mutual Fund”) by an Investing Fund, and to assist Vanguard with making the required findings under the Rule, each Investing Fund and each Vanguard Mutual Fund agree as follows:

(i) In-kind redemptions. The Investing Fund and Vanguard Mutual Fund acknowledge and agree that, if consented to in advance by the Investing Fund, and to the extent consistent with the Vanguard Mutual Fund’s registration statement, as amended from time to time, the Vanguard Mutual Fund may honor any redemption request partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. The Investing Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Vanguard Mutual Fund(s).

(iii) Scale of investment. Upon a reasonable request by a Vanguard Mutual Fund, the Investing Fund will provide summary information regarding the anticipated timeline of its investment in the Vanguard Mutual Fund and the scale of its contemplated investments in the Vanguard Mutual Fund.

(b) In order to assist the Investing Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in a Vanguard Fund, each Vanguard Fund shall provide each Investing Fund with information on the fees and expenses of the Vanguard Fund reasonably requested by the Investing Fund with reference to the Rule.

2.	Representations of the Vanguard Funds.

In connection with any investment by an Investing Fund in a Vanguard Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by a Vanguard Fund, Distributor, or Broker to an Investing Fund in excess of the limitations in Section 12(d)(1)(B), the Vanguard Fund agrees to:

(i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Vanguard Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Investing Fund if such Vanguard Fund fails to comply with the Rule with respect to an investment by the Investing Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Investing Funds.

In connection with any investment by an Investing Fund in a Vanguard Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of Shares by a Vanguard Fund, Distributor, or Broker to an Investing Fund in excess of the limitations in Section 12(d)(1)(B), the Investing Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Investing Funds; (ii) comply with its obligations under this Agreement; (iii) promptly notify the Vanguard Fund when it has invested in the Vanguard Fund in an amount which exceeds the limitations in Section 12(d)(1)(A); and (iv) promptly notify the Vanguard Fund if such Investing Fund fails to comply with the Rule with respect to its investment in such Vanguard Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Indemnification.

(a) Each Investing Fund, severally and not jointly, agrees to hold harmless, indemnify and defend each Vanguard Fund, including any principals, directors or trustees, officers, employees and agents (“Vanguard Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Vanguard Fund, including any Vanguard Agents, to the extent such Claims result from (i) any untrue statement of a material fact contained in any Investing Fund's registration statement or prospectus or any omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided that no Investing Fund shall be liable for indemnifying any Vanguard Mutual Fund for any Claims resulting from violations that result directly as a result of incomplete or inaccurate information provided by the Vanguard Mutual Fund to the Investing Fund pursuant to this Agreement, (ii) a material violation or alleged material violation of any provision of this Agreement or (iii) a material violation or alleged material violation of the terms and conditions of the Rule, as applicable, in each case by the Investing Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(b) Each Vanguard Fund, severally and not jointly, agrees to hold harmless, indemnify and defend each Investing Fund, including any principals, directors or trustees, officers, employees and agents (“Investing Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or Claims asserted against an Investing Fund, including any Investing Fund Agents, to the extent such Claims result from (i) any untrue statement of a material fact contained in any Vanguard Mutual Fund's registration statement or prospectus or any omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided that no Vanguard Mutual Fund shall be liable for indemnifying any Investing Fund for any Claims resulting from violations that result directly as a result of incomplete or inaccurate information provided by the Investing Fund to the Vanguard Mutual Fund pursuant to this Agreement, (ii) a material violation or alleged material violation of any provision of this Agreement or (iii) a material violation or alleged material violation of the terms and conditions of the Rule, as applicable, in each case by the Vanguard Fund, its principals, directors or trustees, officers, employees, agents or advisers.

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(c) Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. In any action involving the Vanguard Funds under this Agreement, each Investing Fund agrees to look solely to the individual Vanguard Fund(s) that is/are involved in the matter in controversy and not to any other series of the Vanguard Funds. In any action involving the Investing Funds under this Agreement, each Vanguard Mutual Fund agrees to look solely to the individual Investing Fund(s) that is/are involved in the matter in controversy and not to any other series of the Investing Funds.

(d) Neither party shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability which the parties may otherwise have.

(e) The terms of this Section are conditioned upon the party entitled to indemnification (“Indemnified Party”) giving notice to the party required to provide indemnification (“Indemnifying Party”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (d) shall not affect the Indemnified Party's right to indemnification hereunder except to the extent that the Indemnifying Party's interest are actually prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

(f) The provisions of this Section 4 shall survive the termination of this Agreement.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to an Investing Fund:	If to a Vanguard Fund:

Todd Brockman Vice President, Mutual Funds Ohio National Investments, Inc. P.O. Box 237 Cincinnati, OH 45201 Fax: (513) 794-4507	ETF Counsel The Vanguard Group, Inc. Legal Department, V26 400 Devon Park Drive Wayne, PA 19087 Fax: (610) 669-6600 Email:12d1_Notices@vanguard.com

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Email:Todd_Brockman@ohionational.com

With a copy to:

Ohio National Investments, Inc.

Attn: Legal Department

P.O. Box 237

Cincinnati, OH 45201

Fax: (513) 794-4507

6.	Term and Termination; Governing Law; Dispute Resolution

(a) This Agreement shall be effective for the duration of the Vanguard Funds’ and the Investing Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue, in its entirety or with respect to any particular Investing Fund or Vanguard Fund, until terminated in writing by any party upon (i) 60 days’ written notice to the other parties, or (ii) immediately if the other party breaches any of its material obligations under this Agreement and such breach is not cured within fifteen (15) days following delivery of written notice of such breach. Upon termination of this Agreement, no Investing Fund may purchase additional shares of a Vanguard Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. Upon termination of this Agreement with respect to any particular Investing Fund or Vanguard Fund, the parties may not rely on the Rule with respect to any investment by such terminated Investing Fund in Shares of Vanguard Funds or investment in Shares of such terminated Vanguard Fund by Investing Funds.

(c)	This Agreement will be governed by Delaware law without regard to choice of law principles.

(d) Any dispute arising out of or related to this Agreement which cannot be resolved through discussions between the parties shall be settled by binding arbitration before a panel of three arbitrators in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association then applicable. Unless otherwise agreed upon by the parties, the arbitration hearings will be held in Philadelphia, Pennsylvania.

7.	Miscellaneous

(a) This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void. Notwithstanding the foregoing, Acquired Fund acknowledges that the Acquiring Fund expects to undergo an indirect change in control in the first quarter of 2022 and agrees that this Agreement shall continue in full force and effect following such change in control, assuming this Agreement has not otherwise been terminated and that notice of termination has not been delivered in accordance with Section 6(b).

(b) Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

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(d) With the exception of Schedule A, which may be amended via email notification to the contact identified in Section 5 of this Agreement, no amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing in the manner provided by Section 5 and signed by a duly authorized representative of each party. (e) The effectiveness of this Agreement shall be deemed to constitute the termination as of the date first written above of any and all prior agreements between Investing Funds and Vanguard Funds that relates to the investment by any Investing Funds in any Vanguard Funds in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Vanguard Funds

/s/ Michael Drayo
Print Name: Michael Drayo
Title: Assistant Secretary

Ohio National Fund, Inc.

/s/ Tara York
Print Name: Tara York
Title: President
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SCHEDULE A

List of Funds to Which the Agreement Applies

Investing Funds

ON Moderately Conservative Model Portfolio

ON Balanced Model Portfolio

ON Moderate Growth Model Portfolio

ON Growth Model Portfolio

Vanguard Funds

Vanguard World Fund

Vanguard International Growth Fund

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